Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2018 (July 31, 2018, as to Notes 1, 4, 16, 17, 18, 19, and 21 to the consolidated financial statements), relating to the consolidated financial statements of McDermott International, Inc. and subsidiaries (the “Company”) appearing in McDermott International, Inc.’s Current Report on Form 8-K dated July 31, 2018, and our report dated February 21, 2018, relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of McDermott International, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

September 28, 2018